Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-162890) on Form S-8 of ALLETE, Inc. of our report dated June 11, 2010, with respect to the statements of the net assets available for benefits of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan for the years ended December 31, 2009 and 2008, the related supplemental schedules as of December 31, 2009, which report appears in the December 31, 2009, annual report on Form 11-K of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 11, 2010

ALLETE 2009 RSOP Form 11-K